Exhibit 10.38

LIN TV Corp.

Summary of Director Compensation

      As of March 15, 2006, our non-employee directors receive the following compensation:

Annual Cash Retainers(1)
Non-employee directors	$30,000
Compensation committee and nominating and corporate governance committee chairman	$7,500
Audit committee chairman	$10,000

Per Meeting Fees
Board meeting attended in person	$1,500
Board meeting attended via telephone	$1,000

Option Grants
Initial option grant	10,000 shares
Annual option grant(2)	1,333 shares
Annual restricted stock grant(2)	888 shares

2005 Additional cash payment(2)	$26,195

(1) Directors may elect to receive half of their annual retainer in class A common stock.

(2) It was the intention of the Board of Directors in 2005 to amend the annual equity grants to non-employee directors to provide for grants of options to purchase 3,000 shares of class A common stock and 2,000 shares of restricted stock commencing as of the approval of such arrangements at the 2005 annual meeting of stockholders. Although the description of the Amended and Restated 2002 Non-Employee Director Stock Plan in the proxy statement for the 2005 annual meeting of shareholders accurately described the intended grants, due to a drafting error, the form of Amended and Restated 2002 Non-Employee Director Stock Plan submitted to stockholders for approval at the 2005 annual meeting of stockholders instead provided, pursuant to a formula contained in such form of plan, that that 2005 annual grant to non-employee directors would consist of options to purchase 1,333 shares of class A common stock and 888 shares of restricted stock.

      As a result, the Board approved in addition to the annual retainer and option and restricted stock awards granted pursuant to the director compensation policies then in effect, an additional cash payment for service as a director in 2005 equal to $26,195 (the “Additional Cash Payment”). The Board also adopted a resolution recommending that each non-employee director use the proceeds of the Additional Cash Payment after the payment of applicable taxes to make an acquisition, subject to compliance with all applicable securities laws, of additional shares of class A common stock and to retain any shares of class A common stock so purchased until the date on which such shares of class A common stock would have vested had such shares of class A common stock been granted as a restricted stock award pursuant to the Amended and Restated 2002 Non-Employee Director Stock Plan.